Exhibit 3.1.1

CERTIFICATE of INCORPORATION

of

SPORTS PROPERTIES ACQUISITION CORP.

(A Delaware Corporation)

The Undersigned, being a natural person for the purposes of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

Article I

The name of this Corporation is Sports Properties Acquisition Corp.

Article II

Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article IV

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 51,000,000, of which 50,000,000 shares shall be Common Stock of the par value of $.001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.001 per share.

Article V

The name and mailing address of the incorporator are as follows:

Jeffrey A. Letalien

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Article VI

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any such adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of directors comprising the Board of Directors at such time. Election of directors need not be by written ballot.

Article VII

A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

Article VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and any rights conferred upon stockholders are granted subject to this reservation.

Article IX

The Corporation shall have perpetual existence.

In witness whereof, the undersigned has duly executed this Certificate of Incorporation on this 3rd day of July, 2007.

By:	/s/ Jeffrey A. Letalien
Name:	Jeffrey A. Letalien
Title:	Sole Incorporator